Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS RECORD REVENUE AND NET INCOME FOR

SECOND QUARTER ENDED JUNE 30, 2011

Revenues Increase 24% to $43.8 Million; EPS Increases 250% to $0.21 vs. $0.06

Declares Dividend of $0.015 Per Share

DALLAS, TX, August 11, 2011 — U.S. Home Systems, Inc. (NasdaqGM: USHS) today reported financial results for the second quarter and six months ended June 30, 2011. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Second Quarter 2011 Highlights

•	USHS reported record revenue of $43.8 million, exceeding guidance of $40 to $41 million and up 24.4% compared to $35.2 million in the second quarter last year.

•	USHS reported earnings per share of $0.21, significantly better than guidance of $0.11 to $0.13 per share and compared to $0.06 per share in the second quarter last year.

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New orders increased to a record $44.0 million in the second quarter 2011 from $37.4 million in the second quarter last year. The Company’s backlog of uncompleted orders was $24.5 million at June 30, 2011.

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Fixed operating costs, consisting of branch operating and general and administrative expenses, declined to 12.1% of revenues in the second quarter 2011 from 13.5% in the same quarter last year. The decline reflected increased leverage from higher revenues.

Financial Results

For the second quarter, USHS had record revenues of $43.8 million, an increase of 24.4%, as compared to $35.2 million in the second quarter 2010. Net income was $1.6 million or $0.21 per share as compared to $464,000 or $0.06 per share, respectively.

Murray Gross, chairman and chief executive officer, commented, “We recorded our seventh consecutive year-over-year quarterly increase in revenues in the second quarter and achieved a record $43.8 million. Faster installation cycle time coupled with a significant increase in new orders during the period boosted revenues above guidance. Our new orders increased 17.7%, from $37.4 million in the second quarter last year to a record $44.0 million in the second quarter 2011.”

Mr. Gross continued, “The marketing programs we initiated in 2010 are continuing to drive demand and new orders, as evidenced by our record level of bookings. In addition, our SCN market expansion and DIY programs, which we initiated in the first quarter last year, are contributing to our growth and performance. In the second quarter, revenues from these programs increased $2.3 million or 201% as compared to the same period last year.”

Mr. Gross continued, “As I stated last quarter, I consider it quite an accomplishment that we have significantly grown our revenues while simultaneously increasing customer satisfaction levels. We have been successful adopting and achieving the high standards of customer satisfaction levels set by our strategic partner, The Home Depot, as measured through The Home Depot’s Voice of The Customer (VOC) survey. Our customer satisfaction ratings are a testament to the commitment and dedication of our associates around the country.”

For the six months ended June 30, 2011, USHS had revenues of approximately $82.8 million as compared to $68.3 million in the same period last year. Net income was $2.1 million or $0.29 per share as compared to $0.8 million, or $0.12 per share, respectively.

Mr. Gross concluded, “After our annual shareholder’s meeting in June our Board of Directors approved our first cash dividend reflecting the Company’s long term value and its commitment to promoting long-term investment in our common stock. The initial dividend was paid in July. The Board’s decision to initiate and declare a quarterly dividend was a result of the Company’s strong financial foundation and the Board’s confidence in the Company’s future performance. I am pleased to announce that the Board has authorized our second quarterly dividend of $0.015 per share payable September 13, 2011 to stockholders of record at the close of business on August 25, 2011. We believe the payment of dividends will provide us with an additional means of creating value for our stockholders as we continue to pursue growth opportunities.”

Third Quarter 2011 Outlook

USHS expects:

•	Revenues in the third quarter 2011 of $41 to $42 million as compared to revenues of $39.6 million in the third quarter 2010.

•	Net income of $0.14 to $0.16 per share, compared to $0.09 per share in the third quarter 2010.

Conference Call Information

Management of USHS will hold a conference call on August 11, 2011 at 4:30 p.m. ET to discuss its 2011 second quarter financial results. The financial results will be released following the close of trading on August 11, 2011.

Interested parties may access the call by calling 1-888-846-5003 from within the United States, or 1-480-629-9856 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 18, 2011, and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (international), passcode 4459784.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until September 11, 2011 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS SECOND QUARTER 2011 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$43,769	$35,187	$82,759	$68,315
Cost of remodeling contracts	20,025	16,208	38,207	30,903

Gross profit	23,744	18,979	44,552	37,412

Costs and expenses:
Branch operations	1,915	2,076	3,836	4,038
Sales and marketing	15,760	13,414	30,603	26,484
General and administrative	3,399	2,681	6,488	5,434

Total costs and expenses	21,074	18,171	40,927	35,956

Operating income	2,670	808	3,625	1,456
Interest expense	2	31	16	65
Other income	8	10	12	2

Income before income taxes	2,676	787	3,621	1,393
Income tax expense	1,096	323	1,481	564

Net income	$1,580	$464	$2,140	$829

Net income per common share: basic	$0.22	$0.07	$0.30	$0.12

Net income per common share: diluted	$0.21	$0.06	$0.29	$0.12

Number of weighted-average shares of common stock outstanding – basic	7,234,738	7,135,613	7,205,097	7,136,226

Number of weighted-average shares of common stock outstanding – diluted	7,420,556	7,214,002	7,389,822	7,194,285

Dividends declared per common share	$0.015	$0.00	$0.015	$0.00

USHS REPORTS SECOND QUARTER 2011 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,434,832	$8,027,353
Marketable securities	810,770	802,634
Accounts receivable-trade, net of allowance for doubtful accounts of $150,743 and $28,109	9,009,515	6,168,778
Accounts receivable-other	128,342	729,602
Income tax receivable	5,396	47,383
Commission advances	1,174,157	1,430,869
Inventories	3,334,133	3,816,907
Prepaid advertising and marketing	2,163,418	1,785,555
Prepaid expenses	1,082,560	809,803
Deferred income taxes	884,218	880,882

Total current assets	28,027,341	24,499,766

Property, plant, and equipment, net	2,193,922	2,362,624
Goodwill	3,589,870	3,589,870
Other assets	476,798	496,413

Total assets	$34,287,931	$30,948,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,558,319	$4,644,331
Accrued wages, commissions, bonuses and vacation	2,306,110	1,995,570
Federal and state taxes payable	2,342,064	1,735,045
Long-term debt, current portion	—	333,333
Other accrued liabilities	572,199	641,256

Total current liabilities	10,778,692	9,349,535
Deferred income taxes	403,630	403,630
Long-term debt, net of current portion	—	555,556

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,242,404 and 7,192,886 shares issued; 7,242,404 and 7,152,718 shares outstanding at June 30, 2011 and December 31, 2010, respectively	7,242	7,193
Additional capital	14,572,224	14,227,828
Retained earnings	8,526,143	6,494,654
Treasury stock, at cost, 0 and 40,168 shares at June 30, 2011 and December 31, 2010, respectively	—	(89,723)

Total stockholders’ equity	23,105,609	20,639,952

Total liabilities and stockholders’ equity	$34,287,931	$30,948,673